Exhibit 99.1
FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation
Theresa A. Ruby, VP of Cultural Change, Communications and HR
Theresa Darling, Communications
814 723-3600
Blair Corporation Announces Key Leadership Appointments
WARREN, Pa., (October 19, 2005) — Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced changes to its organizational structure and leadership team. Going forward, the company’s business operations will consist of three principal groups: Merchandising and Design, Merchandise Procurement and Marketing Services.
For more than a year Blair has been refocusing its energies on its core businesses in an effort to better position itself for long-term growth and to increase shareholder value. This focus has been the impetus for recent major business decisions made by Blair which includes selling its credit portfolio to a subsidiary of Alliance Data Systems, expanding its internal marketing and advertising capabilities, closing its Crossing Pointe and Allegheny Trail divisions and investing millions of dollars to modernize its distribution center in Irvine.
“We are making a fundamental shift in the way we conduct business here at Blair,” said John E. Zawacki, president and CEO. “In addition, we have identified several leaders who have clearly demonstrated the ability to build strong, collaborative teams of associates, and empower those who are closest to the work to make informed business decisions.”
As a result of the company’s realignment, David Elliott, has been appointed SVP of Merchandising and Design which will encompass all aspects of Womenswear, Menswear and Home product lines, including product design and development.
Lawrence Vicini, formerly Vice President of the Company’s International Trade Division, will expand his duties as VP of Merchandise Procurement, to include oversight of sourcing, inventory management, quality and logistical operations, and more fully integrate them into Blair’s business.
Cynthia Dziendziel, currently Menswear Merchandising Director, has been appointed VP of Customer Services.
“We believe that these three new leaders will rapidly increase the agility with which Blair can anticipate and satisfy our customers’ needs, so critical in today’s highly competitive marketplace,” stated John Zawacki. “Additional key leadership positions will be announced in the coming weeks.”
“Everything we are doing is about better positioning Blair for growth by providing improved customer service and marketing opportunities,” continued Mr. Zawacki. “Our overriding goal is to ensure the future of this company as a financially successful, customer-focused organization that is headquartered in northwestern Pennsylvania.”
In other news, Blair is also announcing the impending retirements of two officers/directors, who have served Blair well for over 35 years. Robert D. Crowley will retire from his postions as Senior Vice President of Menswear, Home and Marketing Services and a director of the company effective October 28, 2005. Steven M. Blair will retire as Vice President of Customer Services and a director of the company on January 20, 2006.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs more than 2,000 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (AMEX:BL).
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.